EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-3 (333-107295 and 333-107296) and Form S-8 (333-60124, 333-60328, 333-74754, 333-74790, 333-86608, 333-86610, 333-86612, 333-98273, 333-101471, 333-101473, 333-106097 and 333-106098) of Reliant Energy, Inc. of our:

Report dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for major maintenance to the “expense as incurred” method in 2004, asset retirement obligations, energy trading contracts, consolidation of variable interest entities and its presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003; and its method of presenting trading and marketing activities from a gross to a net basis and goodwill and other intangibles in 2002) on the consolidated financial statements and related financial statement schedule of Reliant Energy, Inc. and the report dated March 14, 2005 related to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2004.

Report dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for asset retirement obligations in 2003) on the consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2004.

Report dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for asset retirement obligations in 2003) on the consolidated financial statements of Orion Power Holdings, Inc. as of December 31, 2003 and for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002 and for the years ended December 31, 2003 and 2004, appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2004.

Report dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for energy trading contracts and its presentation of revenues and costs of sales associated with non-trading commodity derivative activities in 2003 and its method of presenting trading activities from a gross to a net basis in 2002) on the consolidated financial statements of Reliant Energy Retail Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Houston, Texas

March 14, 2005